FOR IMMEDIATE RELEASE	Contact: Julie Koenig Loignon (502) 636-4502 (office) (502) 262-5461 (mobile) juliek@kyderby.com

CHURCHILL DOWNS INCORPORATED REPORTS 2006 FIRST-QUARTER RESULTS
Record-Setting Kentucky Derby Weekend Provides Strong Start for Second Quarter

LOUISVILLE, Ky. (May 9, 2006) - Churchill Downs Incorporated (“CDI” or “Company”) (NASDAQ: CHDN) today reported results for the first quarter ended March 31, 2006.

Net revenues from continuing operations for the quarter were $45.0 million versus $51.9 million during the first quarter of 2005. The Company’s net loss during the first quarter of 2006 was $10.3 million, or $0.79 per diluted share, versus a net loss of $13.9 million, or $1.08 per diluted share, during the same period in 2005. The Company reported a net loss from continuing operations of $10.3 million during the quarter, or $0.79 per diluted share, compared to a net loss from continuing operations of $9.9 million, or $0.77 per diluted share, during the year-earlier period.

CDI historically records a net loss for the first quarter of the year as it conducts minimal live racing events during that period. As the result of damage caused to its home site by Hurricane Katrina, Fair Grounds Race Course conducted a shortened 2005-2006 race meet at Harrah’s Louisiana Downs that offered only 12 days of live racing during the quarter versus 61 days of live racing during the same period in 2005, which resulted in a significant decrease in simulcast revenues for the Churchill Downs Simulcast Network. Meanwhile, the Company’s year-to-date effective tax rate decreased from 44 percent to 39 percent, resulting primarily from the non-deductibility of Florida legislative costs recognized during the first quarter of 2005. The reduction of the tax rate is the primary reason for the year-over-year increase in net loss from continuing operations per diluted share.

During the quarter, the Company benefited from increased profitability at its Louisiana off-track betting (“OTB”) and video poker operations, which topped their 2005 first-quarter performance even though only seven of 11 OTB locations were in service during the quarter. Those gains were partially offset by soft business levels at Arlington Park, Ellis Park, Hoosier Park and Trackside at Churchill Downs.

CDI President and Chief Executive Officer Thomas H. Meeker said the Company’s second quarter got off to a strong start with a very successful Kentucky Derby and Oaks weekend at Churchill Downs racetrack. “Total wagering on the three-day Kentucky Derby weekend comprising May 4-6 equaled $219.4 million, an increase of 11.1 percent over the $197.6 million wagered on those three race days last year,” said Meeker. “The Derby race eclipsed its own North American record for betting on a single race as fans worldwide wagered $118.4 million on the 2006 ‘Run for the Roses,’ a 14-percent increase over last year’s total of $104.0 million. Total wagering on the 2006 Kentucky Oaks soared to a record $9.9 million, a 43-percent increase over the $6.9 million set in 2005.

“On-track attendance totals of 157,536 and 108,065 for Derby and Oaks, respectively, were the second highest in Churchill Downs history for both events, while Thursday’s attendance of 25,386 set a new record for that race day and points to our success in building the Thursday before Derby into another marquee race day for the Company. Overall, these outstanding results demonstrate the high quality and mass appeal of our Company’s signature events as well as the continued strength of our Kentucky Derby brand.”

Meeker continued, “We are also pleased with the results from this year’s New Orleans Jazz and Heritage Festival, which we again hosted over two weekends at our Fair Grounds Race Course in Louisiana. While final attendance and revenue numbers are not yet available, preliminary evidence suggests that the event was a great success and an indicator of the rebirth of the New Orleans community. With the festival now behind us, our Fair Grounds team will turn its full attention to readying the track and facilities for an 81-day race meet scheduled to begin Thanksgiving Day.

“We are encouraged by recent events in Illinois, where lawmakers passed legislation in the form of a riverboat gambling tax that for a two-year period would provide Arlington Park with an estimated $10 million in annual supplemental revenues. Of that amount, 60 percent would go into the track’s purse program and 40 percent would go to improve, maintain and operate racetrack facilities and market the live racing product. We commend Illinois lawmakers for taking action to provide a more level playing field for the Illinois horse racing industry and hope Gov. Rod Blagojevich will soon sign the bill into law.

“Looking ahead, our management team will continue to focus on rationalizing the economics of account-wagering and offshore-wagering platforms, while advancing our international distribution strategy. Towards that end, we have purchased an ownership interest in Racing World, a new subscription television channel that delivers CDI racing signals, along with those of other top North American and international racetracks, to customers in the United Kingdom and Ireland. We will also continue to examine our non-strategic assets and realign our cost structure to ensure our fiscal and human capital is fully engaged in maximizing the Company’s primary growth channels.”

A conference call regarding this release is scheduled for Wednesday, May 10, 2006, at 9 a.m. EDT. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast and broadcast of the call at www.churchilldownsincorporated.com or www.earnings.com, or by calling (719) 457-2661 at least 10 minutes before the appointed time. The online replay will be available at approximately noon EDT and continue for two weeks. A two-week telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 4800890 when prompted for the access code. A copy of this news release announcing quarterly results and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com.

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has provided a non-GAAP measurement, which presents a financial measure of Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”). CDI uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. The Company believes the use of this measure enables management and investors to evaluate and compare, from period to period, CDI’s operating performance in a meaningful and consistent manner. This non-GAAP measurement is not intended to replace the presentation of CDI’s financial results in accordance with GAAP.

Churchill Downs Incorporated, headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. CDI’s six racetracks in Florida, Illinois, Indiana, Kentucky and Louisiana host many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Arlington Million, Princess Rooney Handicap, Louisiana Derby and Indiana Derby. CDI racetracks have hosted six Breeders’ Cup World Thoroughbred Championships. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the NASDAQ National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

Information set forth in this news release contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 (the “Act”) provides certain “safe harbor” provisions for forward-looking statements. All forward-looking statements made in this news release are made pursuant to the Act. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from future war and terrorist activities or political uncertainties; the economic environment; the impact of increasing insurance costs; the impact of interest rate fluctuations; the effect of any change in our accounting policies or practices; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; the impact of live racing day competition with other Florida and Louisiana racetracks within those respective markets; costs associated with our efforts in support of alternative gaming initiatives; costs associated with Customer Relationship Management initiatives; a substantial change in law or regulations affecting pari-mutuel and gaming activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional Indiana racetrack and its wagering facilities near our operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to successfully complete any divestiture transaction; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; the loss of our totalisator companies or their inability to provide us assurance of the reliability of their internal control processes through Statement on Auditing Standards No. 70 audits or to keep their technology current; the need for various alternative gaming approvals in Louisiana; our accountability for environmental contamination; the loss of key personnel; the impact of natural disasters, including Hurricanes Katrina, Rita and Wilma on our operations and our ability to adjust the casualty losses through our property and business interruption insurance coverage; any business disruption associated with a natural disaster and/or its aftermath; and the volatility of our stock price and risk factors disclosed in our filings with the Securities and Exchange Commission.

CHURCHILL DOWNS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS
for the three months ended March 31,
(Unaudited)
(In thousands, except per share data)

	2006	2005

Net revenues	$45,028	$51,882
Operating expenses	51,872	57,153

Gross loss	(6,844)	(5,271)

Selling, general and administrative expenses	10,462	12,755

Operating loss	(17,306)	(18,026)

Other income (expense):
Interest income	119	85
Interest expense	(603)	(295)
Unrealized gain on derivative instruments	204	206
Miscellaneous, net	653	533
	373	529

Loss from continuing operations before income tax benefit	(16,933)	(17,497)

Income tax benefit	6,660	7,639

Net loss from continuing operations	(10,273)	(9,858)

Discontinued operations, net of income taxes	-	(4,039)

Net loss	$(10,273)	$(13,897)

Basic and diluted net loss per common share:
Net loss from continuing operations	$(0.79)	$(0.77)
Discontinued operations	-	(0.31)
Net loss	$(0.79)	$(1.08)

Basic and diluted weighted average shares outstanding	13,074	12,881

    Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION BY OPERATING UNIT
for the three months ended March 31,
(Unaudited)
(In thousands)

	2006	2005
Net revenues from external customers:
Kentucky Operations	$3,993	$4,377
Arlington Park	12,427	11,445
Calder Race Course	1,937	1,618
Hoosier Park	8,253	8,911
Louisiana Operations	15,234	16,633
CDSN	2,564	8,765
Total racing operations	44,408	51,749
Other investments	455	-
Corporate	165	133
Net revenues from continuing operations	45,028	51,882
Discontinued operations	-	4,435
	$45,028	$56,317
Intercompany net revenues:
Kentucky Operations	$-	$18
Arlington Park	-	-
Calder Race Course	255	292
Hoosier Park	-	-
Louisiana Operations	1,407	6,335
Total racing operations	1,662	6,645
Other investments	100	137
Eliminations	(1,762)	(6,782)
	$-	$-

EBITDA:
Kentucky Operations	$(6,807)	$(6,636)
Arlington Park	(1,952)	(1,651)
Calder Race Course	(3,405)	(5,854)
Hoosier Park	127	414
Louisiana Operations	140	(1,178)
CDSN	559	2,133
Total racing operations (EBITDA)	(11,338)	(12,772)
Other investments	598	178
Corporate	(411)	(280)
Total EBITDA	(11,151)	(12,874)
Depreciation and amortization	(5,298)	(4,413)
Interest income (expense), net	(484)	(210)
Income tax benefit	6,660	7,639
Net loss from continuing operations	(10,273)	(9,858)
Discontinued operations, net of income taxes	-	(4,039)
Net loss	$(10,273)	$(13,897)

    Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.

CHURCHILL DOWNS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,659	$22,488
Restricted cash	7,323	4,946
Accounts receivable, net	20,238	42,823
Deferred income taxes	3,949	3,949
Income taxes receivable	9,911	697
Other current assets	19,181	9,085
Total current assets	75,261	83,988

Other assets	13,709	13,020
Plant and equipment, net	350,399	346,530
Goodwill	53,528	53,528
Other intangible assets, net	17,864	18,130
Total assets	$510,761	$515,196

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,410	$27,957
Purses payable	19,921	14,564
Accrued expenses	40,943	44,003
Dividends payable	-	6,520
Deferred revenue	40,420	26,219
Total current liabilities	124,694	119,263

Long-term debt	32,019	33,793
Other liabilities	21,989	21,625
Deferred revenue	18,973	18,614
Deferred income taxes	5,670	5,670
Total liabilities	203,345	198,965

Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value;
250 shares authorized; no shares issued	-	-
Common stock, no par value; 50,000 shares
authorized; issued: 13,191 shares March 31,
2006 and 13,132 shares December 31, 2005	119,688	121,270
Retained earnings	187,728	198,001
Unearned compensation	-	(3,040)
Total shareholders’ equity	307,416	316,231
Total liabilities and shareholders’ equity	$510,761	$515,196

    Certain financial statement amounts have been reclassified in the prior periods to conform to current period presentation.